Exhibit 6.1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, dated effective as of January 25, 2021 (the “Effective Date”), between My Income Property, LLC, a Delaware series limited liability company (the “Company”), and MIP Manager, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company has sought to engage the Manager to: (i) identify, structure and originate real estate opportunities for the Company, (ii) perform property and asset management services, and (iii) provide such other services related thereto for the Company, including for the benefit of the members thereof (the “Members”); and the Manager desires to render such services to the Company in consideration of Management Fees and other compensation specified herein;

WHEREAS, Company desires to have Manager provide, manage and administer Company’s operations and to license from Manager the right to use Manager’s Platform (as defined below); and

WHEREAS, the engagement of the Manager by the Company is authorized by the Limited Liability Company Operating Agreement of the Company (as may be amended and/or restated from time to time, the “Company Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.             Defined Terms. Capitalized terms not otherwise defined in this Management Agreement, unless the context otherwise requires, have the meanings specified in the Company Agreement.

2.             Provision of Services by the Manager.

(a)           The Manager hereby undertakes to present to the Company potential real property and real estate related investment opportunities and support the Company’s investment policies and objectives.

(b)            In performance of this undertaking, and consistent with the Company Agreement, the Manager shall, pursuant to delegated authority:

(i)             obtain or provide such services as may be required to administer the daily operations of the Company;

(ii)           work to identify investment opportunities for the Company which are consistent with its investment objectives and policies;

(iii)          serve as the Company’s advisor and provide reports with respect to the Company’s real estate portfolio, including, but not limited to, the making of investments in real properties and other real estate investments, as described in the Company Agreement;

(iv)           on behalf of the Company, investigate, select, engage and conduct relations with such Persons as the Manager deems necessary to the performance of its obligations hereunder, including, but not limited to, consultants, investors, builders, developers, banks, borrowers, lenders, fiduciaries, financial service companies, mortgagors, brokers, accountants, attorneys, appraisers and others, including its and the Company’s affiliates;

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(v)            consult with the Company in the formulation and implementation of the Company’s investment and other policies, and furnish such the Company with advice and recommendations concerning the making of investments consistent with the investment policies and objectives of the Company;

(vi)          structure and negotiate the terms of the Company’s real estate portfolio and obtain approval of investments as provided in the Company Agreement, but always consistent with the investment policies and objectives of the Company;

(vii)         obtain property management services for the Company’s real estate portfolio from property management companies or any other persons and/or perform such services directly or through one or more of the Company’s affiliates;

(viii)        obtain for or provide to the Company such services as may be required to acquire, manage and dispose of real estate portfolio and other investments of the Company, including, but not limited to, the negotiation of purchase contracts and services related to the acquisition of real property and other real estate investments by the Company and its affiliates, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company and such other services as the Company may require;

(ix)          advise the Company concerning its negotiations with investment banking firms and other institutions or investors for sales of the Company’s investments, or in obtaining investments for the Company, but in no event in such a way that the Manager could be deemed to be acting as a dealer or underwriter as those terms are defined in the Securities Act of 1933, as amended;

(x)            obtain or perform current appraisals for each potential investment in real property or other real estate investment; and

(xi)           do all things necessary to assure its ability to render the services contemplated herein, including providing the office space, furnishings and personnel necessary for the performance of the foregoing services as Manager; and

(c)            In addition to the services of its own staff, the Manager shall arrange for and coordinate the services of other professionals and consultants.

(d)            The Manager shall be entitled and justified to rely in good faith on the advice of legal counsel, public accountants, appraisers, management consultants, mortgage brokers or bankers, real estate brokers, investment bankers or other experts, consultants or advisors experienced in the matter at issue and selected with reasonable care. Any act or omission of the Manager in good faith reliance on, and accordance with, the advice described in the preceding sentence of this Section 2(d) shall in no event subject the Manager to liability to the Company or any Member thereof.

(e)            Notwithstanding anything to the contrary contained herein, this Agreement does not contemplate the provision by the manager of investment advice with respects to securities.

3.             Management Fee.

(a)            In consideration of the Manager’s services hereunder and in accordance with the terms and conditions of the Company Agreement: (i) each Member shall make direct payments to the Manager of their pro rata share of the Management Fee payments commencing on the date of the Company’s initial closing; and (ii) the Company shall make direct payments to the Manager of the Management Fee from and after the consummation of the Company’s initial real estate portfolio investment

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(b)            The Management Fee shall be paid quarterly in advance in the manner, on the dates and in the amounts set forth in the Company Agreement.

(c)            The Management Fee installment due for any partial period shall be pro-rated based on the number of calendar days in that period.

4.             Fee Offsets. The Company and the Members acknowledge that the Management Fees payable to the Manager may be reduced in accordance with the terms of the Company Agreement by an amount equal to 100% of any (a) Excess Organizational Expenses paid or payable by the Company since the preceding Payment Date; and (b) any other amounts that the Manager elects to waive, defer or vary pursuant the Company Agreement, in each case in accordance with the Company Agreement.

5.             Expenses, Exculpation and Indemnification.

(a)            The Manager bears responsibility for the payment of all costs and expenses associated with the performance of its services hereunder, except for any item of expense or costs constituting a “Company Expense” or “Organizational Expense”, as such terms are defined under the Company Agreement, and as otherwise provided under the Company Agreement.

(b)            The Manager shall not receive any fees or compensation from the Company, except as provided in Sections 3 and 4 hereof.

(c)           The parties hereto acknowledge that the Manager, its Affiliates and their respective officers, directors, partners, employees, agents, stockholders and members are beneficiaries of, and are subject to, the terms and conditions of the exculpation and indemnification provisions of the Company Agreement.

6.             License to Use Name and Mark.

(a)           Subject to the terms and conditions set forth herein, the Company hereby grants to the Manager, and the Manager hereby accepts, a non-exclusive, sublicensable, royalty-free license to use and access, during the term of this Management Agreement, (i) the Name and Mark: as part of the legal name of each of the Manager and the Company; (ii) Manager’s Crowdfunding Platform (the “Platform”), and (iii) to use and access (i) and (ii) above otherwise in connection with the conduct by the Manager and the Company of investment activities in accordance with the customs of the real estate investment industry.

(b)           The Manager shall use (and shall cause the Company to use) the Name, Mark and Platform only in connection with goods or services adhering to such standards, specifications, and instructions as are developed by the Company and communicated to the Manager from time to time (the “Quality Control Standards”). If the Company notifies the Manager in writing that any use of the Name, Mark and Platform by the Manager is not consistent with the Quality Control Standards, the Manager shall use reasonably diligent efforts to cure the cause of such failure or, if the Manager is unable to cure such failure, discontinue (or cause the relevant Company to discontinue) such non-conforming use.

(c)           The Company or an authorized representative thereof has the right, at all reasonable times, to review the use of the Name, Mark and Platform by the Manager, as well as the activities and general conduct of the Manager, in such manner as the Manager considers appropriate to develop and implement the Quality Control Standards. The Manager also has the right to receive from time to time, without charge, evidence of the activities conducted, and services offered, by the Manager.

(d)           The Manager shall submit to the Company or an authorized representative thereof for approval, in the manner in which the Company shall direct, all advertising, promotions and other marketing materials on which the Name and Mark appear and the Manager specifically undertakes to amend to the satisfaction of the Company any such advertising, promotions and other marketing materials which are not approved by the Company.

(e)            If the Manager sublicenses the Name and Mark, the Manager shall cause each sublicensee to adhere to the Quality Control Standards in a manner consistent with the foregoing and the Company shall have consistent rights of review, inspection and approval with respect to use of the Name and Mark by such sublicensee.

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7.             Term. The term of this Management Agreement is the same as the term of the Company Agreement.

8.             Miscellaneous.

(a)            This Management Agreement may be amended, supplemented or waived at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns, or otherwise as provided herein; provided that no amendment, supplement or waiver to Sections 3 and 4 hereof which is adverse to the interests of the Members shall be effective without the written consent of a Majority in Interest of the Members (and any other consent expressly provided for in the Company Agreement).

(b)            Notices which may or are required to be given hereunder by any party to another shall be in writing and deposited in the United States mail, delivered through a nationally recognized overnight delivery service, hand delivered, sent by confirmed facsimile transmission or electronic mail or posted to the Company’s website, in accordance with the instructions therefor appearing in the Company Agreement.

(c)            This Management Agreement shall bind any successors or assigns of the parties hereto as herein provided. This Management Agreement may be enforced against the Manager by the Members or by the Company.

(d)           This Management Agreement may be executed through the use of separate signature pages and in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.

(e)            This Management Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). This Management Agreement is governed by the laws of the State of Delaware without regard for Delaware’s conflict of laws provisions.

(f)             Any dispute arising under, related to or otherwise in connection with this Management Agreement, and the services and payments required hereunder, shall be subject to the arbitration provisions of the Company Agreement, all of the terms and conditions of which are incorporated herein by reference and made binding upon the parties hereto.

(g)           Nothing in this Management Agreement precludes changes in the composition of the shareholders, directors or officers constituting the Manager. The Manager may be reconstituted or reorganized from the corporate form to the limited liability company form or to the limited or general partnership form or another form of business entity or vice versa without the consent of the Members.

(h)           The Manager shall for all purposes be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. Nothing contained herein shall be deemed to constitute the parties hereto members of any partnership, joint venture, association, syndicate or other entity. The parties further agree that any amounts paid to the Manager pursuant to this Management Agreement shall constitute payments of services rendered.

(i)            Nothing in this Management Agreement shall limit or restrict the right of any member, manager, officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business. Nothing in this Management Agreement shall limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

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IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date first above written.

MIP MANAGER, LLC

By: /s/ Benjamin Logan
Benjamin Logan, Manager

MY INCOME PROPERTY, LLC

By: MIP Manager, LLC, its Manager

By: /s/ Benjamin Logan
Benjamin Logan, Manager

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